EXHIBIT 23.1
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
February 16, 2024
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Ladies and Gentlemen:
We hereby consent to the inclusion of references to our firm and to the opinions as mentioned below delivered to EOG Resources, Inc. (EOG) regarding our comparison of estimates prepared by us with those provided to us by EOG of the proved crude oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties in which EOG has represented it holds an interest in the section entitled “Supplemental Information to Consolidated Financial Statements - Oil and Gas Producing Activities” in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, to be filed with the United States Securities and Exchange Commission on or about February 22, 2024. The opinions are contained in our reports of third party dated January 27, 2022, February 1, 2023 and January 26, 2024, with respect to the reserves estimates as of December 31, 2021, December 31, 2022, and December 31, 2023, respectively. Additionally, we hereby consent to the incorporation by reference of such references to our firm and to our opinions in EOG’s previously filed Registration Statements (File Nos. 333-261702, 333-255691, 333-150791, 333-62256, 333-84014, 333-166517, 333-166518, 333-179884, 333-188352, and 333-224466).
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716